Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

March 21, 2025

Board of Directors

National Rural Utilities Cooperative Finance Corporation

20701 Cooperative Way

Dulles, VA 20166-6691

To the addressee referred to above:

We are acting as counsel to National Rural Utilities Cooperative Finance Corporation, a District of Columbia cooperative association (the “Company”), in connection with its Registration Statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering of up to $20,000,000,000 in aggregate principal amount of the Company’s Variable Denomination Floating Rate Demand Notes (the “Securities”), no more than $3,000,000,000 aggregate principal amount of which will be outstanding at a particular time, all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus dated March 21, 2025 which forms part of the Registration Statement (the “Prospectus”) and as may be set forth in one or more supplements to the Prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the state of Delaware. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Berlin Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Munich New York Northern Virginia Paris Philadelphia Riyadh Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Tokyo Washington, D.C. Associated Offices: Budapest Jakarta Shanghai FTZ. Business Service Centers: Johannesburg Louisville. For more information see www.hoganlovells.com

For the purposes of this opinion letter, we have assumed that at all relevant times (i) the U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Indenture dated as of May 15, 2000 between the Company and Bank One Trust Company, N.A., as supplemented by a First Supplemental Indenture, dated as of March 12, 2007, by and among the Company, the Trustee, as successor trustee, and The Bank of New York Trust Company, N.A., as resigning trustee and ultimate successor to Bank One Trust Company, N.A. (the “Indenture”), and has complied with all legal requirements pertaining to its status as such status relates to the Trustee’s right to enforce the Indenture against the Company, (ii) the Trustee has duly authorized, executed and delivered the Indenture, (iii) the Trustee is validly existing and in good standing in all necessary jurisdictions, (iv) the Indenture constitutes a valid and binding obligation, enforceable against the Trustee in accordance with its terms, (v) the Indenture is qualified under the Trust Indenture Act of 1939, as amended, (vi) there has been no mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution or delivery of the Indenture, and the conduct of the Trustee has complied with any requirements of good faith, fair dealing and conscionability, (vii) the issuance, sale, amount and terms of any Securities of the Company to be offered from time to time will have been duly authorized and established by proper action of the board of directors of the Company or a duly authorized committee of such board (“Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with the Company’s charter and bylaws and applicable District of Columbia cooperative association law, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or otherwise impair the legal or binding nature of the obligations represented by the applicable Securities, (viii) at the time of offer, issuance and sale of any Securities, the Registration Statement will have been declared effective under the Act and no stop order suspending its effectiveness will have been issued and remain in effect, (ix) the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement, (x) the Company will remain a District of Columbia cooperative association, and (xi) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement, modify or qualify the terms of the Indenture. We also have assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

This opinion letter is based as to matters of law solely on applicable provisions of the following, as currently in effect: (i) the District of Columbia General Cooperative Association Act of 2010 (the “Cooperative Association Act”) and (ii) the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinions expressed herein). As used herein, the term “Cooperative Association Act” includes the statutory provisions contained therein, all applicable provisions of the District of Columbia Home Rule Act and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that, the Securities, upon authentication by the Trustee and due execution and delivery on behalf of the Company in accordance with the Indenture and any supplemental indenture relating thereto, will constitute valid and binding obligations of the Company.

Our opinion expressed above may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights and remedies (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, and fraudulent, preferential or voidable transfers), and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Securities are considered in a proceeding in equity or at law), including, without limitation, principles limiting the availability of specific performance and injunctive relief.

This opinion letter has been prepared for your use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Opinions” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP